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                                                                    Exhibit 15.1




May 14, 2001

Enhance Financial Services Group Inc.
335 Madison Avenue
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Enhance Financial Services Group Inc. and subsidiaries for the periods ended September 30, 2000 and 1999 as indicated in our report dated November 17, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2000 is being used in this Amendment No. 1 to the Current Report of Radian Group Inc. on Form 8-K/A and is incorporated by reference in Registration Statement No. 333-52762 on Form S-8, Registration Statement No. 333-54964 on Form S-3, Registration Statement No. 333-81549 on Form S-8, Registration Statement No. 333-40623 on Form S-8, Registration Statement No. 33-98106 on Form S-8, Registration Statement No. 33-67366 on Form S-8 and Registration Statement No. 33-57872 on Form S-8, each a Registration Statement of Radian Group Inc.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of any such Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

New York, New York